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Exhibit 99.1

MIRACOR DIAGNOSTICS REPORTS 2004 ANNUAL RESULTS

SAN DIEGO--March 31, 2005--Miracor Diagnostics, Inc. (OTCBB: MRDG) reported net revenue of $18,933,062 for the year ended December 31, 2004 compared to net revenue of $17,397,215 for 2003 an increase of 8.8%. Miracor reported a net loss from continuing operations of $223,169 ($0.01 per share) in 2004 as compared to a net loss from continuing operations of $1,265,343 ($0.08 per share) in 2003, an improvement of $1,042,174. Miracor's net losses from both continuing and discontinued operations were $2,236,031 ($0.14 per share) in 2004 as compared to a net loss of $1,724,227 ($0.11 per share) in 2003.

                    Miracor Diagnostics Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                                  Year ended December 31,
                                                    2004              2003
                                               ---------------   ---------------
Net revenue                                    $   18,933,062    $   17,397,215
Net loss from
  Continuing Operations                        $     (223,169)   $   (1,265,343)
Net loss from
  Discontinued Operations                      $   (2,012,862)   $     (458,884)
Net loss                                       $   (2,236,031)   $   (1,724,227)

Basic and diluted EPS from
   Continuing Operations                       $        (0.01)   $        (0.08)
Basic and diluted EPS from
   Discontinued Operations                     $        (0.13)   $        (0.03)
Basic and diluted EPS                          $        (0.14)   $        (0.11)


DISCONTINUED OPERATIONS
During 2004, Miracor closed one center and held two other centers for sale. In March 2005, one of the two centers was sold. Miracor recognized $2,012,862 in losses (including $994,445 resulting from impairments in goodwill) on these centers for the year ended December 31, 2004.

DEBT RESTRUCTURING
In March 2005, Miracor received a commitment to restructure seven notes payable and capital leases totaling $9,656,096. Generally, payments on each were reduced to approximately interest-only for three months followed by lowered payments with a balloon payment at the end of the term which was extended approximately eighteen months from the original term. In addition, Miracor received a commitment from a bank for a line of credit secured by the company's receivables.

INVESTMENT BANKING
Miracor's has retained investment banking advisors for the purpose of assisting the company in its consideration of various strategic alternatives, including acquisitions, debt recapitalization, sale of certain limited assets, sale of the company, or other strategic alternatives.


ABOUT THE COMPANY
Miracor Diagnostics, Inc. is focused on the acquisition, development and operation of diagnostic imaging centers. The company operates the following 13 diagnostic imaging centers:

CALIFORNIA        FLORIDA          ILLINOIS          OHIO            OREGON
Laguna Niguel     Jacksonville     Carol Stream      Perrysburg      Coos Bay
Long Beach (2)    Kissimmee        Oak Brook         Sylvania
Santa Barbara     Orlando          Woodridge

For more information, visit www.miracor.net.

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE ARE BASED UPON VARIOUS ASSUMPTIONS, AND CERTAIN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION (SEC). MIRACOR DIAGNOSTICS INC. ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

CONTACT:     MIRACOR DIAGNOSTICS, INC. (858) 455-7127
             M. LEE HULSEBUS, CHAIRMAN AND CEO, EXT. 11
             ROSS SEIBERT, CFO, EXT. 13